Exhibit 4.53

Dated 3 July 2019

US$52,704,790
US$39,840,790 outstanding

PREMIER MARINE CO. and
FELLOW SHIPPING CO.
as joint and several borrowers

and

SEANERGY MARTIME HOLDINGS CORP.
as Guarantor

and

UNICREDIT BANK AG
as Lender

SUPPLEMENTAL AGREEMENT

relating to
a facility agreement dated 11 September 2015
in respect of a loan facility of (originally) up to US$52,704,790

Index

Clause		Page

1	Definitions and Interpretation	4
2	Agreement of the Lender	5
3	Conditions Precedent	5
4	Representations	5
5	Amendments to Facility Agreement and other Finance Documents	6
6	Further Assurance	12
7	Costs and Expenses	12
8	Notices	12
9	Counterparts	12
10	Governing Law	12
11	Enforcement	12

Schedules

Schedule 1 Conditions Precedent		14

Execution

Execution Pages		16

THIS AGREEMENT is made on 3 July 2019

PARTIES

(1)
PREMIER MARINE CO., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower ("Borrower A");

(2)
FELLOW SHIPPING CO., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as a borrower ("Borrower B" and together with Borrower A, the "Borrowers");

(3)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, the Marshall Islands as guarantor (the "Guarantor"); and

(4)	UNICREDIT BANK AG as lender (the "Lender").

BACKGROUND

(A)	By the Facility Agreement, the Lender agreed to make available to the Borrowers a facility of (originally) up to US$52,704,790, of which US$39,840,790 is outstanding at the date of this Agreement.

(B)	The Obligors have requested that the Lender gives its consent to:

(a)
reduce the four Repayment Instalments (as defined in the Facility Agreement) falling due on 26 March 2019, 25 June 2019, 25 September 2019 and 27 December 2019 respectively, each by an amount of US$552,000 (from US$1,552,000 to US$1,000,000) and increase the Repayment Instalment payable on 29 December 2020 by the deferred amount of US$2,208,000 (from US$30,976,790 to US$33,184,790); and

(b)	amend the financial covenants of the Guarantor under paragraphs (a), (b) and (c) of clause 21.1 (Financial Covenants) of the Facility Agreement,

together, the "Request".

(C)	The Lender agrees to the Request subject to (inter alia) the following conditions:

(a)	execution of a corporate undertaking by the Guarantor in form and substance satisfactory to the Lender;

(b)	supply of a written update of the Guarantor’s Cash (as defined in the Facility Agreement) position on a monthly basis with effect from 26 March 2019 until 27 December 2019; and

(c)	increase of the Applicable Margin to 4.20 per cent. per annum with effect from 26 March 2019 until 27 December 2019 (inclusive).

(D)
This Agreement sets out the terms and conditions on which the Lender agrees, with effect on and from the Effective Date, to the Request and to the consequential amendments of the Facility Agreement and the other Finance Documents in connection with those matters.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Effective Date" means the date on which the conditions precedent in Clause 3 (Conditions Precedent) are satisfied.

"Guarantor’s Letter of Undertaking" means a corporate undertaking dated 3 July 2019 and executed by the Guarantor in form and substance satisfactory to the Lender.

"Facility Agreement" means the facility agreement dated 11 September 2015 (as amended and/or supplemented by a supplemental agreement dated 3 June 2016, a supplemental letter agreement dated 29 July 2016, a supplemental letter agreement dated 7 March 2017, a supplemental letter agreement dated 25 September 2017, a supplemental letter agreement dated 30 April 2018, a supplemental letter agreement dated 10 October 2018 and as accessed, amended and/or restated by a deed of accession, amendment and restatement dated 22 November 2018 and as from time to time amended and/or supplemented) and originally made between (i) Borrower A and some other entities as joint and several borrowers, (ii) the Guarantor as guarantor and (iii) the Lender as lender.

"Mortgage" means the first preferred Marshall Islands mortgage over the motor vessel "FELLOWSHIP" dated 22 November 2018 and executed by Borrower B in favour of the Lender.

"Mortgage Addendum" means the addendum to the Mortgage made or to be made between Borrower B and the Lender in the agreed form.

"Party" means a party to this Agreement.

1.2	Defined expressions

Defined expressions in the Facility Agreement shall have the same meanings when used in this Agreement unless the context otherwise requires or unless otherwise defined in this Agreement.

1.3	Application of construction and interpretation provisions of Facility Agreement

Clause 1.2 (construction) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

1.4	Designation as a Finance Document

The Obligors and the Lender designate this Agreement as a Finance Document.

1.5	Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

2	AGREEMENT OF THE LENDER

2.1	Agreement of the Lender

The Lender agrees, subject to and upon the terms and conditions of this Agreement, to:

(a)	the Request; and

(b)	the consequential amendments to the Facility Agreement and the other Finance Documents.

2.2	Effective Date

The agreement of the Lender contained in Clauses 2.1 (Agreement of the Lender) shall have effect on and from the Effective Date.

3	CONDITIONS PRECEDENT

The agreement of the Lender contained in Clause 2.1 (Agreement of the Lender) is subject to:

(a)
no continuing Event of Default (other than any Event of Default arising out of clauses 21.1 (a), (b) and (c) of the Facility Agreement, in respect of which all rights of the Lender are fully reserved) on the date of this Agreement and the Effective Date having occurred or resulting from the occurrence of the Effective Date;

(b)	the Repeating Representations to be made by each Obligor being true on the date of this Agreement and the Effective Date; and

(c)
the Lender having received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Lender on or before 14 June 2019 or such later date as the Lender may agree with the Borrowers.

4	REPRESENTATIONS

4.1	Facility Agreement representations

Each Obligor that is a party to the Facility Agreement makes the representations and warranties set out in clause 19 (Representations) of the Facility Agreement, as amended and/or supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addendum and the Guarantor’s Letter of Undertaking, by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

4.2	Finance Document representations

Each Obligor makes the representations and warranties set out in the Finance Documents (other than the Facility Agreement) to which it is a party, as amended and/or supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Mortgage Addendum, by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

5	AMENDMENTS TO FACILITY AGREEMENT AND OTHER FINANCE DOCUMENTS

5.1	Specific amendments to the Facility Agreement

With effect on and from the Effective Date the Facility Agreement shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)	by deleting the definition of "Applicable Margin" from clause 1.1 thereof in its entirety and replacing it with the following:

""Applicable Margin" means:

(a)	during the Waiver Period, 4.20 per cent. per annum; and

(b)	in respect of any six-month period during the Security Period (other than during the Waiver Period):

(i)	3.20 per cent. per annum, if the Security Cover Ratio is less than 125 per cent; or

(ii)	3 per cent. per annum, if the Security Cover Ratio is (i) equal to, or higher than 125 per cent. and (ii) equal to, or less than 166.67 per cent.; or

(iii)	2.75 per cent. per annum, if the Security Cover Ratio is higher than 166.67 per cent,

as determined by the Lender on 20th December 2019 and thereafter at any such six-month period pursuant to Clause 8.1 (Calculation of Interest).";

(b)	by inserting in clause 1.1 thereof the following new definitions in the requisite alphabetical order:

""Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)
in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Guarantor’s Letter of Undertaking" means a corporate undertaking dated 3 July 2019 and executed by the Guarantor in form and substance satisfactory to the Lender.

"Party" means a party to this Agreement.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if different replacement benchmark rates have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement benchmark rate designated, nominated or recommended under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor to a Screen Rate.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Screen Rate Contingency Period" means 10 Business Days.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender, and the Borrowers materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)
the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)
the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the Screen Rate Contingency Period; or

(d)	in the opinion of the Lender and the Borrowers, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Waiver Period" means the period commencing on 26 March 2019 and ending on 27 December 2019 (inclusive).

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.";

(c)	by inserting a new paragraph (e) in the definition of "Finance Documents" in clause 1.1 thereof as follows:

"(e) the Guarantor’s Letter of Undertaking;",

and the remaining paragraphs will be renumbered and all relevant cross references will be updated accordingly;

(d)	by deleting the table in clause 6.1 thereof in its entirety and replacing it with the following new table:

Date	Repayment Instalment Amount ($)
27 December 2018	1,552,000
26 March 2019	1,000,000
25 June 2019	1,000,000
25 September 2019	1,000,000
27 December 2019	1,000,000
26 March 2020	1,552,000
25 June 2020	1,552,000
25 September 2020	1,552,000
29 December 2020	33,184,790

(e)	by inserting the words "(other than during the Waiver Period)" after the words "the Security Period" at the fourth line of the last paragraph of clause 8.1 thereof;

(f)	by inserting the following wording at the end of the last paragraph of clause 8.1 thereof:

"The Applicable Margin determined accordingly shall apply as of the beginning of the Interest Period immediately following the date of such determination.";

(g)	by inserting a new clause 10.6 (Replacement of Screen Rate) thereof as follows:

"10.6	Replacement of Screen Rate

If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate; and

(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)
enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the written consent of the Lender and the Borrowers.

(h)	by deleting sub-paragraph (a) in clause 21.1 thereof in its entirety and replacing it with the following new sub-paragraph (a):

"(a)	the Leverage Ratio shall not exceed:

(i)	at any time during the period commencing on 1 May 2018 and ending on 31 March 2020 (inclusive), 85 per cent.; and

(ii)	from 1 April 2020 and at all times thereafter and throughout the remainder of the Security Period, 75 per cent.;";

(i)	by deleting sub-paragraph (b) in clause 21.1 thereof in its entirety and replacing it with the following new sub-paragraph (b):

"(b)	the ratio of EBITDA to Net Interest Expense shall not be less than:

(i)	at any time during the period commencing on 1 May 2018 and ending on 31 September 2018 (inclusive), 1,20:1;

(ii)	at any time during the period commencing on 1 October 2018 and ending on 31 March 2020 (inclusive), 1:1; and

(ii)	from 1 April 2020 and at all times thereafter and throughout the remainder of the Security Period, 2:1; and";

(j)	by deleting sub-paragraph (c) in clause 21.1 thereof in its entirety and replacing it with the following new sub-paragraph (c):

"(c)
it shall maintain Cash and Cash Equivalents (including any contractually committed but undrawn parts of shareholders' Notes issued by the Guarantor) in an amount not less than the product of (i) the number of Group Ships and (ii) $500,000.";

(a)	by inserting a new clause 33 (Bail-In) thereof as follows:

"33	Bail-In

33.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.",

and the remaining clauses will be renumbered and all relevant cross references will be updated accordingly;

(k)	the definition of, and references throughout to, each Finance Document shall be construed as if the same referred to that Finance Document as amended and/or supplemented by this Agreement; and

(l)	by construing references throughout to "this Agreement" and other like expressions as if the same referred to the Facility Agreement as amended and/or supplemented by this Agreement.

5.2	Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Facility Agreement and the Mortgage which is amended and/or supplemented by the Mortgage Addendum, shall be, and shall be deemed by this Agreement to have been, amended as follows:

(a)
by including in the relevant clause (Incorporation of Facility Agreement provisions) of that Finance Document, a cross reference to clause 33 (bail-in) of the Facility Agreement as amended and supplemented by this Agreement;

(b)
the definition of, and references throughout each of the Finance Documents to, the Facility Agreement and any of the other Finance Documents shall be construed as if the same referred to the Facility Agreement and those Finance Documents as amended/or and supplemented by this Agreement;

(c)
the definition of, and references throughout each of the Finance Documents to, the Mortgage shall be construed as if the same referred to the Mortgage as amended/or and supplemented by the Mortgage Addendum; and

(d)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed" and other like expressions as if the same referred to such Finance Documents as amended and/or supplemented by this Agreement.

5.3	Finance Documents to remain in full force and effect

The Finance Documents shall remain in full force and effect as amended and/or supplemented by:

(a)
the amendments to the Finance Documents contained or referred to in Clause 5.1 (Specific amendments to the Facility Agreement) and Clause 5.2 (Amendments to Finance Documents) and the Mortgage Addendum; and

(b)	such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

6	FURTHER ASSURANCE

Clause 22.25 (Further assurance) of the Facility Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

7	COSTS AND EXPENSES

Clause 16.2 (amendment costs) of the Facility Agreement, as amended and/or supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

8	NOTICES

Clause 33 (notices) of the Facility Agreement, as amended and/or supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

9	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

10	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11	ENFORCEMENT

11.1	Jurisdiction

(a)
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a "Dispute").

(b)	The Obligors accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Obligor will argue to the contrary.

(c)
This Clause 11.1 (Jurisdiction) is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

11.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(i)
irrevocably appoints Messrs E. J. C. Album Solicitors, presently of Landmark House, 190 Willifield Way, London NW11 6YA, England (attention: Mr. Edward Album, tel: +44 208 455 7653, fax: +44 208 457 5558 and email: ejca@mitgr.com) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)
If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 14 days of such event taking place) appoint another agent on terms acceptable to the Lender.  Failing this, the Lender may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

CONDITIONS PRECEDENT

1	Obligors

Documents of the kind specified in Schedule 2 Part A paragraphs 1.1, 1.2, 1.3 and 1.6 of the Facility Agreement.

2	Premiership Charter

2.1
Copy of the time charter in respect of Ship A dated 17 October 2018 and made between Borrower A as owner and ST Shipping and Transport Pte. Ltd. (the "Charterer") as charterer (the "Premiership Charter") and of all documents signed or issued by Borrower A or the Charterer (or both of them) under or in connection with it.

2.2	Such documentary evidence as the Lender and its legal advisers may require in relation to the due authorisation and execution of the Premiership Charter by each of the parties thereto.

3	Security

3.1
A duly executed original of the Mortgage Addendum together with documentary evidence that the Mortgage Addendum has been duly registered as a valid addendum to the Mortgage in accordance with the laws of the jurisdiction of the applicable Approved Flag.

3.2	A duly executed original of the Charterparty Assignment related to the Premiership Charter and of each document to be delivered under or pursuant to each of them.

3.3	A duly executed original of this Agreement.

4	Legal opinions

4.1
If an Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lender in the relevant jurisdiction, substantially in the form distributed to the Lender before signing this Agreement.

4.2	Legal opinions of the legal advisers to the Lender in the jurisdiction of the applicable Approved Flag of the Ship and such other relevant jurisdictions as the Lender may require.

5	Other documents and evidence

5.1
A copy of any other Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement, the Mortgage Addendum and the Guarantor’s Letter of Undertaking or for the validity and enforceability of any Finance Document as amended and/or supplemented by this Agreement or by the Mortgage Addendum.

5.2	Evidence to the Lender’s satisfaction that the costs and expenses then due from the Borrowers pursuant to Clause 7 (Costs and Expenses) have been paid.

5.3	Evidence that the agent referred to in Clause 11.2 has accepted its appointment as agent for the service of process under this Agreement.

5.4	A duly executed original of the Guarantor’s Letter of Undertaking.

5.5	A written update of the Guarantor’s Cash position for March 2019, April 2019 and May 2019.

EXECUTION PAGES

BORROWERS

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)	/s/ Stavros Gyftakis
for and on behalf of	)
PREMIER MARINE CO.	)
in the presence of:	)

Witness' signature:	)
Witness' name: Maria Stavroula Chroni	)	/s/ Maria Stavroula Chroni
Witness' address: 348 Syngrou Avenue
176 74 Kallithea
Athens, Greece	)

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)	/s/ Stavros Gyftakis
for and on behalf of	)
FELLOW SHIPPING CO.	)
in the presence of:	)

Witness' signature:	)
Witness' name: Maria Stavroula Chroni	)	/s/ Maria Stavroula Chroni
Witness' address: 348 Syngrou Avenue
176 74 Kallithea
Athens, Greece	)

GUARANTOR

SIGNED by Stavros Gyftakis	)
duly authorised attorney-in-fact	)	/s/ Stavros Gyftakis
for and on behalf of	)
SEANERGY MARITIME HOLDINGS	)
CORP.	)
in the presence of:	)

Witness' signature:	)
Witness' name: Maria Stavroula Chroni	)	/s/ Maria Stavroula Chroni
Witness' address: 348 Syngrou Avenue
176 74 Kallithea
Athens, Greece	)

LENDER

SIGNED by Andreas Giakoumelos	)
and	)	/s/ Andreas Giakoumelos
duly authorised attorneys-in-fact	)
for and on behalf of	)
UNICREDIT BANK AG	)
in the presence of:	)

Witness' signature:	)
Witness' name: Maria Stavroula Chroni	)	/s/ Maria Stavroula Chroni
Witness' address: 348 Syngrou Avenue
176 74 Kallithea
Athens, Greece	)